As filed with the Securities and Exchange Commission on ________, 2005

Registration No. _________

SECURITIES AND EXCHANGE COMMISISON

Washington, D.C. 20549

_______________________________________

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_______________________________________

UNIVERSAL FOG, INC.

(Name of Small Business Issuer in its Charter)

Delaware	3564	86-0827216
(State or other jurisdiction of incorporation or organization	(Primary Standard Classification Code Number)	(I.R.S. Employer Identification No.)

_______________________________________

1808 South 1st Avenue

Phoenix, Arizona 85003

(602) 254-9114

(Address and Telephone Number of Principal Executive Offices)

Tom Bontems

Chairman

1808 South 1st Avenue

Phoenix, Arizona 85003

(602) 254-9114

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

David M. Rees, Esq.

Vincent & Rees, L.C.

175 East 400 South, Suite 1000

Salt Lake City, Utah 84111

(801) 303-5730

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

_______________________________________

Class of Securities to be Registered	Proposed Maximum Aggregate Amount to be Registered	Proposed Maximum Offering Price Per Share	Aggregate Offering Price	Registration Fee

Common Stock, Par value $0.0001 Per share	15,557,800	$0.50 (1)	$7,778,900(2)	$915.57

______________________________________________________________________

(1)

The proposed maximum offering price per share is estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(o) based on the estimated maximum offering price of the Registrant’s common stock.

(2)

Represents the aggregate gross proceeds from the exercise of the maximum number of shares of 11,557,800 that could potentially be sold by the selling stockholders and an aggregate of 4,000,000 shares to be sold by the Company.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

_____________________, 2005

The information in this Prospectus is not complete and may be changed. We may not sell the securities represented thereby until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

UNIVERSAL FOG, INC.

Common Stock 15,557,800 Shares

There is no public market for our common stock. We intend to apply for a listing on the OTC Bulletin Board. We do not have a proposed symbol.

________________________________________________________________________

Investing in our common stock involves risks. You should consider carefully the Risk Factors Section beginning on page 5 of the Prospectus before deciding whether to purchase any shares of our common stock.

________________________________________________________________________

Neither the Commission nor any state securities commission has approved or disapproved these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of our common stock offered herein are being offered by certain selling stockholders and by our management in a self-underwritten offering. We are offering the shares for cash on a best efforts basis. The minimum number of shares that must be sold by the Company in the offering is 4,000,000. We intend to close on sales of shares with respect to subscriptions we accept.

Offering Price:	$0.50 per Share	$7,778,900 aggregate
Estimated Expenses:	$0.00per Share	$0 aggregate
Estimated Net
Proceeds to
Universal Fog:	$0.50 per Share(1)	$2,000,000 aggregate

TABLE OF CONTENTS

Page

Prospectus Summary	3
Risk Factors	5
Forward Looking Statements	6
Use of Proceeds	7
Market for Common Equity	8
Management’s Discussion and Analysis	8
Balance Sheet Summary	11
Our Business	12
Legal Proceedings	15
Description of Property	15
Management	15
Certain Relationships and Related Transactions	18
Executive Compensation	18
Security Ownership of Certain Beneficial Owners and Management	19
Description of Our Capital Stock	19
Determination of Offering Price	20
Selling Stockholders	20
Plan of Distribution	22
Interests of Named Experts and Counsel	24
SEC’s Position on Indemnification for Securities Act Liability	25
Changes in and Disagreements with Accountants	25
Where You Can Find More Information	25
Index to Financial Statements	26

PROSPECTUS SUMMARY

This Section answers in summary form some questions you may have about the offering and highlights some of the information contained elsewhere in this Prospectus. Because this Section is a summary, it does not contain all of the important information that you should consider before purchasing any Universal Fog stock offered in this Offering. You should carefully read the entire Prospectus, including the “Risk Factors” sections beginning on page 5. For convenience, references to “we,” “us,” “the Company,” or “Universal Fog” mean Universal Fog, Inc. You should only rely on the information contained in this document or others to which we refer you. We have not authorized anyone to provide you information that is different. If anyone provides you with different or inconsistent information, you should not rely on it.

On May 9, 2005, we entered in a stock purchase agreement and share exchange with Edmonds 6, Inc., a Delaware corporation (“Edmonds 6”). Edmonds 6 Inc. was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6, Inc. Immediately thereafter, Edmonds 6, Inc. changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as Arizona Mist, Inc. The Company began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOKTM brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

How It Works

The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

Cooling Systems & More

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Textiles, Knitting, and Weaving

Maintain fiber moisture content, increase fiber tensile strength, reduce yarn breakage, control lint and cotton fly, reduce static electricity.

Furniture and Woodworking

Maintain wood moisture content; control warping, shrinking, splitting, delaminating, and glue joint separation; reduce dust control problems.

Printing and Paper

Control static electricity, improve ink performance, control dimensional stability of paper, achieve higher production speeds, and keep ink from drying on rollers.

Power Generation

Increase gas turbine output with cooler inlet air; remove dust from air stream with less pressure drop than filters.

Dust Control and Air Scrubbing

Super-small fog droplets are very effective for scrubbing dust and chemicals from air streams.

Painting and Coating

Control air conductivity for electro-static painting and coating, improve application of water-based paints.

Odor Control

Atomize emollients for odor reduction at waste treatment plants, livestock, or waste facilities.

Food Processing

Cool cooked foods before packaging. Humidify bread at rising stage.

Cement Curing

Humidifies without wetting to prevent leaching or cracking and create a stronger product.

Special Effects

Mimic smoke, rain forests and swamp effects, and use in place of haze for lasers or lighting; add to fountains.

Cooling

Fog systems for cooling can lower temperatures up to 35°F. When used with fans, temperatures can be reduced by as much as 450, which is ideal for outdoor patios, dairies, poultry houses, hog farms, etc...

Humidity in Greenhouses

Humidify propagation and storage areas for plants or vegetables. Apply insecticides and preservatives

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone number is (602) 254-9114, and our website is www.unifog.com.. Information on our website is not part of this Prospectus.

RISK FACTORS RELATED TO OUR BUSINESS

You should carefully consider the following factors, together with the other information contained in this Prospectus, before exercising purchasing our common stock we are offering. An investment in our common stock involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment.

If We Do Not Raise Enough Money, We Will Have To Delay Our Expansion Plans.

When entering into new markets the company cannot be sure that all channels we invest our time and money into developing will become profitable. We intend to invest the capital raised into some or all of these new markets and sales channels. If we do not raise all $2,000,000.00, we may not be able to complete all the expansion plans; however, the Company’s core business should not be impacted by these expansion plans.

Our Future Success Is Dependent, In Part, On the Performance and Continued Service of Our Managers and Officers.

We are presently dependent to a great extent upon the experience, abilities and continued services of our managers and officers. The loss of services of any of the management staff could have a material adverse effect on our business, financial condition or results of operation. Our ability to grow the business is dependent on the managers and other key staff.

Competition

There are several competitors who operate in various sub parts of the misting industry. While we feel our competitive advantage and strategic positioning is enough to grow in this market space, we will meet these competitors and others along the way. We will continue to look to products that we are able to patent and continue to build upon our brand equity. We feel strongly that our Research and Development gives us the ability to carve out market share. With several products preparing for Patent review, and our strong diversification into vertical markets, we believe that we will be able to reach markets not traditionally sought after by the competition listed below.

Arizona Mist (founded by Tom Bontems and sold to Orbit Sprinklers), www.arizonamist.com

Fog Co, www.fogco.com

Mee Fog, www.meefog.com

True Fog USA, www.truefog.com

Ecologic Technologies, www.cloudtops.com

Creative Mist Systems, www.misting.com

Misty Mate, www.mistymate.com

Kool Fog, www.koolfog.com

Big Fog, www.bigfogg.com

Hydro Fog www.hydrofog.com

Our Stock does not Trade on any Exchange and is Illiquid.

Although we intend to make arrangements for our common stock to trade on a national stock exchange, such exchanges are highly regulated and there can be no assurance that we will ever succeed in having our stock trade on such an exchange. In addition, even if we do succeed in having our stock listed on a national exchange, there can be no assurance that an active market will ever develop in our stock. The limited market liquidity for our stock may affect your ability to sell at a price that is satisfactory to you.

If our Officers, Directors and Largest Stockholders Choose to Act Together, They will be able to Significantly Affect our Management and Operations, Acting in their Best Interests and not Necessarily those of Other Stockholders.

Our directors, executive officers and their affiliates beneficially own approximately

92.1% of our common stock. In all events, our directors, executive officers and their affiliates acting together, will be in a position to significantly affect, and potentially fully control, the Company, the election of its directors, and its general affairs. In addition, they may exercise their ability to decide matters requiring a stockholder vote in a manner that advances their best interests, not necessarily those of our other stockholders.

FORWARD LOOKING STATEMENTS

Some of the statements in this Prospectus other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are the subject of the “safe harbor” that those sections create. These forward-looking statements include, but are not limited to, statements about:

. dependence on key personnel;

. competitive technology and products;

. sufficiency of our cash resources;

. our operations and legal risks;

. our history of operating losses;

. our research, development, and other expenses;

. dependence on revenues from existing and new customers;

The forward-looking statements are generally identified by words such as “expect,” “anticipate,” “intend,” “believe,” “hope,” “assume,” “estimate,” “plan,” “may,” “might,” “will,” and similar words. Discussions containing these forward-looking statements may be found, among other places, in the “Our Business” and “Management’s Discussion and Analysis of Financial Condition and Result of Operations” Sections of this Prospectus. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. Reference is made to discussion about risks that may affect our business under the “Risk Factors” discussion beginning on page 6. We do not undertake any obligation to update forward-looking statements. You should consider the risks discussed in this Prospectus in evaluating our prospects and future performance.

USE OF PROCEEDS

Our gross proceeds from the offering depend on the number of shares that are purchased. If all of the shares offered under this Prospectus are exercised, then we will receive gross proceeds of $2,000,000.00.

We estimate applying the gross proceeds from the offering, assuming full subscription, as follows:

Initial stock registration activities	$21,000

Product Development	$600,000

Sales & Marketing	$600,000

Working Capital	$779,000

Total	$2,000,000

While we currently intend to use the proceeds of this offering substantially in the manner set forth above, we reserve the right to reassess and reassign such use if, in the judgment of our board of directors, such changes are necessary or advisable. At present, no material changes are contemplated. Should there be any material changes in the above projected use of proceeds in connection with this offering, we will issue an amended prospectus reflecting the material change. The above amounts and priorities for the use of proceeds represent management’s estimates based upon current conditions.

MARKET FOR COMMON EQUITY

There is currently no public market for our common stock. We intend to list our common stock on a national stock exchange as soon as reasonably practicable. However, there can be no assurance that we will be successful in listing our stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis of our financial condition as of December 31, 2004 and the results of our operations for the three and six month periods ended June 30, 2005 and June 30, 2004 should be read in conjunction with our financial statements and notes thereto which are included herein. All information contained in this Section refers to the historical business of Universal Fog.

Results of Operations

Comparison of the Three-Month Periods Ended June 30, 2005 and 2004

Revenues. The Company’s revenues are derived from the assembly of components used in misting systems and installations of these systems in commercial, agricultural and residential applications and through sales to distributors in various states and foreign countries.

Revenues for the three-month period ended June 30, 2005 were $216,259, compared to $126,503 for the three-month period ended June 30, 2004. This increase was due to increased awareness of our products in the Phoenix area.

Cost of Sales. The Company’s cost of sales consists of materials used in misting systems and labor for the assembly of components and in the local area, as well as labor for installation.

Cost of sales for the three-month period ended June 30, 2005 were $87,096, compared to $54,264 for the three-month period ended June 30, 2004. The increase is the result of the increased revenues compared to the corresponding quarter of 2004.

Operating Expenses. Operating expenses for the three-month period ended June 30, 2005 were $188,156 compared to $58,063 for the three-month period ended June 30, 2004 due to expenses associated with becoming a reporting company. Selling and marketing expenses decreased to $2,097 during these three months in 2005 from $3,306 for the same three months in 2004. General and Administrative expenses increased to $114,270 in the three-month period ended June 30, 2005 from $14,250 in the same period in 2004. This increase was also due to additional expenses associated with becoming a reporting company. Additional costs included legal and accounting and auditing expenses associated with the acquisition of Edmonds 6, Inc. and the audit for the years ended December 31, 2004 and 2003, respectively and the five months ended May 31, 2005. Compensation expense increased for the three-month period ended June 30, 2005 to $71,789 from $40,507 in the period ended June 30, 2004 due to increased sales of product which required additional installation and manufacturing personnel.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the three-month period ended June 30, 2005, these expenses were $4,258, compared to $2,511 for the three-month period ended June 30, 2004. This increase was due to the acquisition of our facilities.

Comparison of the Six-Month Periods Ended June 30, 2005 and 2004

Revenues. Revenues for the six-month period ended June 30, 2005 were $314,839 compared to $255,553 for the same period ended June 30, 2004. The increase in revenues in 2005 was due to increased awareness of our products in the Phoenix area.

Cost of Sales. Cost of sales for the six-month period ended June 30, 2005 were $103,896, compared to $76,547, for the six-month period ended June 30, 2004. This increase is due to our increase in revenues.

Operating Expenses. Operating expenses for the six-month period ended June 30, 2005 were $251,226, compared to $119,935 for the six-month period ended June 30, 2004. Selling and marketing expenses decreased to $2,957 from $3,486 during these six months in 2005 for the same six months in 2004. Compensation increased from $75,572 in the six-month period of 2004 to $ 101,942 in the same six-month period in 2005 due to increased sales requiring additional labor. General and Administrative expenses increased from $40,877 in the six-month period ended June 30, 2004 to $ 146,327 in the same period of 2005. This increase was due to costs associated with becoming a reporting company which include additional professional services such as legal and accounting and auditing. The primary components were legal fees representing the acquisition of Edmonds 6, Inc. and the audit for the years ended December 31, 2004 and 2003, respectively and the five months ended May 31, 2005

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the six-month period ended June 30, 2005, these costs were $ 4,258, compared to $5,022 for the six-month period ended June 30, 2004. This decrease was due to assets becoming fully depreciated, which were partially offset by the beginning of depreciation added by the acquisition of our facilities.

Liquidity and Capital Resources

We funded our cash requirements for the six-month period ended June 30, 2005 through operations and $133,500 from the sale of restricted common stock in a private placement. The company does not have any material commitments for capital expenditures as of the date of this report. Management believes sufficient cash flow from operations will be available during the next twelve months to satisfy its short-term obligations.

Cash increased by $79,276 during the six-month period ended June 30, 2005. Over the same period in 2004, cash increased by $13,014.

We are currently incurring cash expenses in the amount of approximately $63,000 per month for all operations, of which fixed costs account for approximately $24,000. We anticipate cash expenditures of approximately $300,000 for the current year. We believe our current liquidity and capital resources, together with the proceeds received in this offering, are sufficient to support our ongoing business operations.

Comparison of the Year Ended December 31, 2004 and the Year Ended December 31, 2003.

Revenues. Revenues for the twelve-month period ended December 31, 2004 were $564,970, compared to $612,724 for the twelve-month period ended December 31, 2003. The decrease in revenues in 2004 was the result of an employee leaving and taking a customer who normally made substantial purchases.

Cost of Sales. Cost of sales for the twelve-month period ended December 31, 2004 was $133,472 compared to $245,664 for the twelve-month period ended December 31, 2003. The decrease in 2004 is the result of decreased sales and a loss due to non payment of a receivable.

Operating Expenses. Operating expenses for the twelve-month period ended December 31, 2004, were $319,297, compared to $418,303 for the twelve-month period ended December 31, 2003. Advertising and marketing expenses decreased from $9,915 during the twelve-month period ended December 31, 2003, to $5,337 for the twelve-month period ended December 31, 2004., Compensation expense decreased from $230,327 in the twelve-month period ended December 31, 2003, to $106,570 for the twelve-month period ended December 31, 2004, due to additional labor required on the a large order. General and Administrative expenses increased from $178,061 for the twelve-month period ended December 31, 2003, to $207,390 for the twelve-month period ended December 31, 2003. This increase was due to an increase in normal operating costs.

Depreciation and Amortization. Depreciation and amortization are included in General and Administrative expenses. For the twelve-month period ended December 31, 2004, these costs were $10,045 compared to $16,022 for the twelve-month period ended December 31, 2003. This decrease was due to expiration of useful lives on vehicular assets.

Liquidity and Capital Resources

We funded our cash requirements for the fiscal years ended December 31, 2004 and December 31, 2003 through our operating activities and advances from our majority stockholder. Our management believes that we will generate sufficient cash from operations and the proceeds of this offering to meet our cash requirements. As of the date of this filing, we have $244,608 in cash and receivables.

Off Balance Sheet Arrangements

We did not enter into any written or oral off balance sheet arrangements during the fiscal years ended October 31, 2004 and October 31, 2003 and we do not have any through the date of this filing, nor do we anticipate any in the future.

BALANCE SHEET SUMMARY

Universal Fog, Inc.

And Subsidiary

Consolidated Balance Sheet

(Unaudited)

June 30, 2005
Assets

Current Assets:

Cash and cash equivalents	$83,639
Accounts Receivable, net of allowance
for doubtful accounts of $22,848	78,262
Inventory	106,758

Total Current Assets	268,659

Property, Plant, and Equipment, net of
accumulated depreciation of
$102,612 and $89,320 respectively	450,981
Patent Rights, net of $492 of
accumulated amortization	49,726

Total Assets	$769,366

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$97,573
Accrued Expenses	15,688
Advances from Stockholders	49,075
Note Payable1	147,570

Total Current Liabilities	309,906

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
and 0 shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
37,280,000 and 100,000 shares
issued and outstanding respectively	3,728

Additional Paid-in Capital	645,476
Stock Subscription Receivable	(51,500)
Accumulated Deficit	(138,644)

Total Stockholders’ Equity	459,460
Total Liabilities
and Stockholders’ Equity	$769,366

See Notes to Consolidated Financial Statements

OUR BUSINESS

General

On May 9, 2005, we entered in a stock purchase agreement and share exchange with Edmonds 6, Inc, a Delaware corporation (“Edmonds 6”). Edmonds 6, Inc. was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6. Immediately thereafter, Edmonds 6 changed its name to Universal Fog, Inc.

Universal Fog, Inc. began in 1989 as Arizona Mist, Inc. The company began manufacturing systems for outdoor cooling in Arizona and expanded to distribute throughout the United States. As the company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

Universal Fog has been a supplier of high pressure misting systems, serving both the consumer and industrial markets in a variety of applications. Some of those applications include cooling and humidity control, dust suppression, odor control including ammonia, concrete curing, frost protection, sterilization of environments (antimicrobial applications), aesthetic applications, bird and pest control, cotton storage, produce freshening and many others.

How It Works

The concept is inherent in nature, such as water vapor, clouds, and fog, which occur due to the earth’s environment. Our high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400F are typical in situations where high heat and low humidity exist.

Cooling Systems & More

The concept of fog and its benefits has been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Textiles, Knitting, and Weaving

Maintain fiber moisture content, increase fiber tensile strength, reduce yarn breakage, control lint and cotton fly, reduce static electricity.

Furniture and Woodworking

Maintain wood moisture content; control warping, shrinking, splitting, delaminating, and glue joint separation; reduce dust control problems.

Printing and Paper

Control static electricity, improve ink performance, control dimensional stability of paper, achieve higher production speeds, keep ink from drying on rollers.

Power Generation

Increase gas turbine output with cooler inlet air; remove dust from air stream with less pressure drop than filters.

Dust Control and Air Scrubbing

Super-small fog droplets are very effective for scrubbing dust and chemicals from air streams.

Painting and coating

Control air conductivity for electro-static painting and coating, improve application of water-based paints.

Odor control

Atomize emollients for odor reduction at waste treatment plants, livestock, or waste facilities.

Food Processing

Cool cooked foods before packaging. Humidify bread at rising stage.

Cement curing

Humidifies without wetting to prevent leaching or cracking and create a stronger product.

Special Effects

Mimic smoke, rain forests and swamp effects, and use in place of haze for lasers or lighting; add to fountains.

Cooling

Fog systems for cooling can lower temperatures up to 350F. When used with fans, temperatures can be reduced by as much as 450F, which is ideal for outdoor patios, dairies, poultry houses, hog farms, etc...

Humidity in greenhouses

Humidify propagation and storage areas for plants or vegetables. Apply insecticides and preservatives.

Partial list of satisfied customers currently using Universal Fog high-pressure fog systems:

Oman Ag. Dev. Co. (SAOG)	Natural Stone	El Paso Bar-B-Que
Al Jammaz Group (Saudi Arabia)	Bakersfield Cotton Warehouse	Radisson Resort
Starbucks	Hospice of the Valley	Four Peaks Brewing Co.
NASA	Summit Academy	Chops Restaurant
Paradise Bar & Grill	Coffee Grounds	Sea World
Allied Waste	Mountain Shadows	Gentle Strength Co-op Scottsdale
Princess	Busch Gardens	Montessori School
The Wright House	Einstein’s Bagels	Prince of Peace
Gary Gietz Master Builders	Tutor Time Preschool	City of Bayonne NJ Fire Dept
Marriott Hotels	United Dairyman of AZ	Shiloh Custom Homes
Lockheed-Martin	Isaac School District	Geronimo Farms
Universal Studios	Greyhound Bus Lines	Weitz Company
Walt Disney World	Disneyland	Phoenix Zoo
Lockheed	Motorola	Intel, Inc.
Tanger Outlet Centers	Calcot USA	Cobra Mining Company
City of Scottsdale	Phoenix Int’l Airport	City of Mesa
Scottsdale Airpark	Ugly Duckling Car Sales	City of Tempe

In addition to these companies, Universal Fog has installed numerous high pressure residential systems in existing residential patios, gazebos, waterfall features, pet runs, and decks.

Our goal is to satisfy any outdoor or warehouse cooling needs, humidification needs, dust and odor control needs, or other requirements using only the highest quality materials and the experience of 15 years in the industry.

While the Company feels its current business is sufficient to sustain operations, the Company’s management believes that there currently exists a significant market opportunity for misting systems and therefore it is a very good time to seek aggressive expansion opportunities. With our current product line and patents we feel that we can penetrate markets not usually sought after by the misting crowd. While our commercial and residential sales are strong, we can quickly become market leaders in some large vertical sales opportunities. The Company’s Research and Development efforts allow us to further develop unique positions. Tom Bontems, our Research and Development leader, has successfully sold misting and fogging products he has created to major corporations, and has built a quality reputation for the Company in doing so. It is critical that the company build a sales force to deliver these products to the market.

Our principal executive offices are located at 1808 South 1st Avenue, Phoenix, Arizona 85003. Our telephone number is (602) 254-9114.

Employees

As September 29, 2005, we have 11 full-time employees including Tom Bontems. The Company has had a very good relationship with its employees, some of whom have been employed since inception.

LEGAL PROCEEDINGS

In the normal course of our business, we may periodically become subject to various lawsuits. However, there are currently no legal actions pending against us and, to our knowledge, no such proceedings are contemplated.

DESCRIPTION OF PROPERTY

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable.

We believe that our current office space is sufficient for our current needs and that additional space is available should we require additional office space.

MANAGEMENT

Directors and Executive Officers

The following table sets forth, as of September 29, 2005, the names and ages of all of our directors and executive officers and all positions and offices held. Each director will hold such office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.

Name	Age	Position
Tom A. Bontems	46	President, CEO and CFO, Chairman of Board of Directors
Brian L. Hahn	35	Director, and COO
Teri Foster	38	Director
Jack C. Robinson	63	Director
Hall E. Ewing	54	Director

The board of directors has appointed an audit, compensation, and disclosure committee consisting of the three independent board members. The audit committee does not have a named financial expert but will contract with an outside party to provide this service.

Family Relationships

There are no family relationships between and among any of the Company’s directors or executive officers.

Business Experience

The following summarizes the occupation and business experience during the past five years for our officers and directors.

TOM A. BONTEMS. President Universal Fog, Chairman BOD Universal Fog, incorporated Universal Fog in 1996. Prior to 1996, Mr. Bontems was the President and Founder of Arizona Mist which was incorporated in 1989 and was built into a $5MM business which was sold to Orbit Sprinklers. Mr. Bontems is an expert in the field of misting, high pressure spray and water handling and nozzle technologies. Further expertise lies in the fields of cotton production management, dairy cow, chicken, hog and horse management. Additionally, Mr. Bontems founded Peek A Boo Bottoms with the granting of a patent in the field of apparel. Several other patents are held in the high pressure spray industry.

BRIAN L. HAHN, PE, MBA received his B.S. in Mechanical Engineering from the University of Illinois at Chicago 1993, his professional Engineers License in Illinois in 1998 and his MBA from Kellogg Northwestern 2004 in Entrepreneurship, Innovation, Marketing, Finance and Management. Mr. Hahn has been engaged in consulting with several small and large firms and prior to Universal Fog was the Vice President of Engineering for CompX – Fort Lock (NYSE: CIX). In addition, Mr. Hahn founded Hahn Engineering in 1993 wherein he has worked with many small businesses to design, prototype and develop machinery and equipment for a variety of industries.

TERI FOSTER is a Private Mortgage Banker at Wells Fargo Home Mortgage in Houston, Texas. Through Private Mortgage Banking, Mrs. Foster provides specialized services for individuals with substantial financial resources. She offers home financing options anywhere in the United States. Mrs. Foster maintains a limited number of alliances with real estate and financial professionals of the highest caliber. In so doing, she is able to cultivate mutually beneficial relationships that help to grow business in a very distinctive, upscale market. Mrs. Foster has three office locations in the Houston area. Over the last fifteen years, Mrs. Foster has worked in various roles in the financial/mortgage industry. These roles have included being a branch manager, underwriter, loan closer, credit officer, and a loan officer. Mrs. Foster is an active member of the following organizations: HAR (Houston Association of Realtors) and ABWA (American Business Women’s Association).

JACK C. ROBINSON is a semi-retired owner of commercial property and a storage facility in Gilbert Arizona. He was the founder of RV Interiors in 1985, which developed slide out rooms for recreational vehicles. Mr. Robinson sold RV Interiors in 2001. Mobile home manufacturing, sales, marketing and property development are Mr. Robinson’s forte. To that end he has held positions in industry ranging from Sales Representative to Ombudsman of the mobile home dealers to advisory board member to General Manager. In addition, he owned his own mobile home dealership which he expanded to 3 locations in the San Diego area and subsequently sold.

Mr. Robinson is very skilled in sales and marketing and has invoked the use of unusual promotional tactics to increase sales. He also has experience in TV and print advertising.

HALL E. EWING, MA, is the owner of C&P Marketing Inc., a wholesale computer business in Tempe, Arizona, as well as Ocean Cellular, a prepaid phone company. Mr. Ewing received a BS in Physical Education from Towson State University and an MA from the University of South Florida with ongoing post graduate work at the Arizona State University in Education Administration as well as at the Phoenix College for Business. Mr. Ewing has worked in such roles as teacher, high school administrator, leader of sales at Computerland of Arizona, and supporter of Special Olympics programs.

Employment Agreements/ Terms of Office

None of the members of the Board of Directors or members of the management team presently has employment agreements with us.

Director Compensation

Our directors will receive a fee for attending each board of directors meeting or meeting of a committee of the board of directors. The directors’ fees have not been set and will be determined at a future board meeting. However, in August of 2005, the non-employee directors were compensated in the amount of 10,000 shares of common stock for their services during 2005. All directors will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with attending board of director and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable, which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares.

EXECUTIVE COMPENSATION

The following table sets forth information as of September 29, 2005,

Name and Principal Position	Year(s)	Annual Salary

Tom Bontems,	2005	$140,000
CEO and President

Hall Ewing, Director and Secretary	2005*

Brian Hahn, Chief Operating Officer	2005 *

* Less than $100,000.00

COMPENSATION OF DIRECTORS.

The Company’s standard arrangement for compensation of directors for any services provided as Director, including services for committee participation or for special assignments is compensation in the form of restricted stock awards. Each non employee director has been compensated with 10,000 shares of restricted common stock for services performed or to be performed during 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of September 29, 2005 the beneficial ownership of the Company’s Common Stock (i) by any person or group known by the Company to beneficially own more than 5% of the outstanding Common Stock, (ii) by each Director and executive officer and (iii) by all Directors and executive officers as a group. Unless otherwise indicated, the holders of the shares shown in the table have sole voting and investment power with respect to such shares. The address of all individuals for whom an address is not otherwise indicated is 1808 South 1st Ave., Phoenix, AZ 85003.

Name	Class	Shares Beneficially Owned	Percent of Class

Tom Bontems	Common	23,560,000	55.7%

Tom Bontems	Preferred	4,000,000	9.5%

Dennis McKee	Common	10,000,000	23.6%

Teri Foster	Common	50,000	*

Hall Ewing	Common	34,800	*

Jack Robinson	Common	10,000	*

Brian Hahn	Common	30,000	*

* Less than 1%

(1) Percentage of beneficial ownership is based on 38,592,800 fully diluted shares of common stock outstanding as of September 29, 2005 and 4,000,000 preferred stock outstanding on September 29, 2005.

(2) Directors and Officers as a group hold 92.1% of the common stock outstanding as of September 29, 2005.

DESCRIPTION OF OUR CAPITAL STOCK

Common Stock

We are authorized to issue 300,000,000 shares of common stock, $.0001 par value per share. As of the date of this Prospectus, 38,592,800 common shares were issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted on by the owners thereof at meetings of Universal Fog shareholders. Upon the completion of this offering, up to 42,592,800 common shares will be issued and outstanding, assuming sale of all of the common shares.

All common shares that are offered, when issued, will be fully paid and non-assessable, with no personal liability attaching to the ownership. The holders of common shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding common shares can elect all of the directors.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, $.0001 par value per share. As of the date of this Prospectus, 4,000,000 shares of preferred stock were issued and outstanding. The preferred shares are convertible to common stock at the option of the holder, are secured by the commercial building located at 1808 South 1st Avenue., Phoenix, Arizona. The holders of the preferred shares have the right to survive any recapitalization, and In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities

Dividend Policy

It is unlikely that we will declare or pay cash dividends in the foreseeable future. We intend to retain earnings, if any, to expand our operations.

DETERMINATION OF OFFERING PRICE

The offering price for the common stock to be sold in this offering has been determined by our management. The price bears no relation to current income, revenue or other objective financial data.

SELLING STOCKHOLDERS

The following table presents information with respect to the selling stockholders and the amount of shares of our common stock that they may offer under this prospectus. The term “selling stockholders” includes donors and pledgees selling securities received from a named selling stockholder after the date of this prospectus.

We have agreed to pay all expenses incurred in connection with the registration of the sale of the shares of common stock owned by the selling stockholders covered by this prospectus, other than brokerage commissions, underwriting discounts and commissions, transfer taxes and other out-of-pocket expenses incurred by the selling stockholders in connection with the sale of these shares.

Since the date that we received information from the selling stockholders, the selling stockholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of common stock held by such selling stockholder in a transaction or series of transactions exempt from the Securities Act. Information regarding the selling stockholder may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required.

The selling stockholders may from time to time offer and sell any or all of the securities under the prospectus. Because no particular selling stockholder is obligated to sell any shares of common stock, we cannot estimate the number of shares of common stock that the selling stockholders will beneficially own after this offering. Beneficial ownership is based upon 38,592,800 shares of common stock outstanding as of September 29, 2005.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percentage of Outstanding	Number of Shares of Common Stock Covered by this Prospectus

Tom Bontems	23,540,000	60.87%	2,500,000

Dennis McKee	10,000,000	25.86%	4,000,000

Kwiktax, Inc.	1,200,000	3.10%	1,200,000

Alsan, LLC	1,200,000	3.10%	1,200,000

Jeremy Knobel	40,000	0.10%	40,000

Peter Knobel	20,000	0.05%	20,000

Harold W. Melius	80,000	0.21%	80,000

Doyle Powell	1,000,000	2.59%	1,000,000

Donald Zundel	200,000	0.52%	200,000

Dwane Cochenour	40,000	0.10%	40,000

Teri & John Foster	50,000	0.125%	50,000

Brian & Jennifer Hahn	30,000	0.08%	30,000

Sedona Holdings Corp	200,000	0.52%	200,000

Robert C. Pomorski	40,000	0.10%	40,000

Thomas & Margaret Minett	40,000	0.10%	40,000

Thomas J. Garvey	40,000	0.10%	40,000

Joanne M. Garvey	40,000	0.10%	40,000

Monica M. Swift & Karen P. Dwyer	40,000	0.10%	40,000

Jorge Lujan	20,000	0.05%	20,000

Stephen J. Hipp	20,000	0.05%	20,000

Michael J. Gillitzer	10,000	0.03%	10,000

William J. & Karen J. Gamel	40,000	0.10%	40,000

Charles Mazzani	15,000	0.04%	15,000

Hall Ewing	34,800	0.09%	34,800

Norman Wurz	40,000	0.10%	40,000

Jeff Walk	4,000	0.01%	4,000

James R. Pitts, Jr	20,000	0.05%	20,000

Ivan Trauernicht	20,000	0.05%	20,000

John P & Julie K. Mattei	40,000	0.10%	40,000

Mark Kay	80,000	0.21%	80,000

David Rees	192,000	0.50%	192,000

Jeffrey Vincent	192,000	0.50%	192,000

Jack Robinson	10,000	0.03%	10,000

Gary & Monica Gobeli	20,000	0.05%	20,000

Gary W. Smith	40,000	0.10%	40,000

PLAN OF DISTRIBUTION

This prospectus, including any amendment or supplement, may be used in connection with sales of up to 4,000,000 shares of our common stock. The selling stockholders, or any of the selling stockholders’ pledgees, assignees, transferees or other successors in interest may offer shares of common stock at various times in one or more of the following transactions:

.	in exchange or the over-the-counter market transactions;

in private transactions other than exchange or over-the-counter market transactions;

.	through short sales or put and call option transactions;
.	through underwriters, brokers or dealers (who may act as agent or principal);
.	directly to one or more purchasers;
.	through agents;

through distribution by the selling stockholder or its successor in interest to its members, partners or shareholders;

.	in negotiated transactions;
.	by pledge to secure debts and other obligations; or
.	in a combination of such methods.

The selling stockholders may sell shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

The selling stockholders also may resell all or a portion of their common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

The selling stockholders may use underwriters, brokers, dealers or agents to sell shares. Any underwriters, brokers, dealers or agent may receive compensations in the form of discounts, concessions or commissions from selling stockholders, the purchasers or such other persons who may be effecting sales hereunder (which discounts, concessions or commissions as to particular underwriters, brokers dealers or agents may be in excess of those customary in the type of transactions involved). Underwriters may sell shares of common stock to or though dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. The selling stockholders or other persons effecting sales hereunder, and any such underwriters, brokers, dealers and agents may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts or commissions they receive and any profit on the sale of the common stock they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Some sales may involve shares in which the selling stockholders have granted security interests and which are being sold because of foreclosure of those security interests. At the time a particular offering of shares is made and to the extent required, the aggregate number of shares being offered, the name or names of the selling stockholders and the terms of the offering, including the names of the underwriters, broker-dealers or agents, any discounts, concessions or commissions and other terms constituting compensation from the selling stockholders, and any discounts, concessions or commissions allowed or re- allowed or paid to broker-dealers, will be set forth in an accompanying prospectus supplement.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with a particular selling stockholder. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the shares of common stock offered hereby, which shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may offer and sell shares of common stock other than for cash. In such event, any required details of the transaction will be set forth in a prospectus supplement.

Under the securities laws of certain states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers. In addition, in certain states the securities offered by this prospectus may not be sold unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. In connection with any resales by selling stockholders, a prospectus supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the number of shares involved and other details of such resale to the extent appropriate.

Under the rules and regulations under the Exchange Act, any person engaged in a distribution of the shares offered pursuant to this prospectus may be limited in its ability to engage in market activities with respect to those shares. Each selling stockholder will be subject to the provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. Those rules and regulations may limit the timing of purchases and sales of any shares offered by selling stockholders pursuant to this prospectus, which may affect the marketability of the shares offered by this prospectus.

We may suspend the use of this prospectus by the selling stockholders under certain circumstances.

In addition to any sales of stock by the Selling Stockholders, the Company has registered to sell 4,000,000 shares under this prospectus. The Company will receive no proceeds from any sales of shares by any of the Selling Stockholders, and will only receive proceeds from any sales of stock that are newly issued shares of the Company. The Company may pay commission to certain NASD registered broker/dealers in connection with any sales of newly issued shares of the Company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Vincent & Rees, LC (“V&R”) is acting as our counsel with respect to this offering. The members of V&R are collectively the beneficial owners of 384,000 shares of our common stock, all of which are being registered in this offering.

SEC’S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons, we have been informed that in the SEC’s opinion this type of indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless the matter has been settled by controlling precedent in its counsel’s opinion, submit to a court of appropriate jurisdiction the question whether this indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

Effective June 10, 2005 Turner, Stone & Company, L.L.P. (“Turner Stone”) was employed as the Company’s independent certified public accountant. Concurrently, Gately & Associates, LLC (“Gately”) was dismissed by the Company. Gately audited the Company’s financial statements for the fiscal year ended October 31, 2004 and performed a review of the Unaudited financial statements for the fiscal quarters ended January 31, 2005 and April 30, 2005.

The report of Gately for the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles, except that Gately did not, in the performance of their review, express an opinion on the Company’s Unaudited financial statements for either of the fiscal quarters ended January 31, 2005 or April 30, 2005. During the fiscal year ended October 31, 2004 and the fiscal quarters ended January 31, 2005 and April 30, 2005, and through the date of dismissal (June 10, 2005), there were no disagreements by the Company with Gately on any matter of accounting principles or practices, financial statement disclosure of auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Gately, would have caused it to make reference to such disagreement in its reports.

WHERE YOU CAN FIND MORE INFORMATION

We will furnish without charge to you, on written or oral request, a copy of any or all of the documents listed as an exhibit to this Registration Statement. You should direct any requests for documents to Universal Fog, Inc., Attention: Corporate Secretary, 1808 South 1st Avenue, Phoenix, Arizona 85003, telephone number: (602) 254-9114.

INDEX TO FINANCIAL STATEMENTS

The following unaudited financial statements as of June 30, 2005 are set forth on the pages indicated below:

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

The following audited financial statements as of May 31, 2005 are set forth on the pages indicated below:

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Stockholders’ Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

UNIVERSAL FOG, INC.

FINANCIAL STATEMENTS

As of June 30, 2005

UNIVERSAL FOG, INC.

Financial Statements

Table of Contents

FINANCIAL STATEMENTS

Page #

Consolidated Balance Sheet	F-1

Consolidated Statements of Operations	F-2

Consolidated Statements of Cash Flows	F-3

Notes to the Consolidated Financial Statements	F-4

Universal Fog, Inc.

And Subsidiary

Consolidated Balance Sheet

(Unaudited)

June 30, 2005
Assets

Current Assets:

Cash and cash equivalents	$83,639
Accounts Receivable, net of allowance
for doubtful accounts of $22,848	78,262
Inventory	106,758

Total Current Assets	268,659

Property, Plant, and Equipment, net of
accumulated depreciation of
$102,612 and $89,320 respectively	450,981
Patent Rights, net of $492 of
accumulated amortization	49,726

Total Assets	$769,366

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts Payable-trade	$97,573
Accrued Expenses	15,688
Advances from Stockholders	49,075
Note Payable1	147,570

Total Current Liabilities	309,906

Stockholders’ Equity:

Convertible preferred stock, $.0001 par value,
10,000,000 shares authorized, 4,000,000
and 0 shares issued and outstanding	400
Common stock, $.0001 par value,
300,000,000 shares authorized,
37,280,000 and 100,000 shares
issued and outstanding respectively	3,728

Additional Paid-in Capital	645,476
Stock Subscription Receivable	(51,500)
Accumulated Deficit	(138,644)

Total Stockholders’ Equity	459,460
Total Liabilities
and Stockholders’ Equity	$769,366

See Notes to Consolidated Financial Statements

Universal Fog, Inc.

and Subsidiary

Consolidated Statements of Operations

(Unaudited)

	3 Mos. Ended June 30, 2005	3 Mos. Ended June 30, 2004	6 mos. Ended June 30, 2005	6 mos. Ended June 30, 2004

Sales, net of returns	$216,259	$126,503	$314,839	$255,553

Cost of Sales	87,096	54,264	103,896	76,547

Gross Profit	129,163	72,239	210,943	179,006

Operating Expenses:

General and administrative expenses	114,270	14,250	146,327	40,877

Advertising & Marketing	2,097	3,306	2,957	3,486

Compensation Costs	71,789	40,507	101,942	75,572

Total Operating Expenses	188,156	58,063	251,226	119,935

Net Income (Loss) from operations	$(58,993)	$14,176	$(45,114)	$59,071

Interest Expense	1,932	1,740	4,831	3,480

Net Income (Loss) before income taxes	(60,925)	12,436	(45,114)	55,591

Provision for Income Taxes	0	0	0	0

Net Income (Loss)	$(60,925)	$12,436	$(45,114)	$55,591

Earnings (Loss) Per Common Share:
Basic	$0.00	$0.00	$0.00	$0.00
Diluted	$0.00	$0.00	$0.00	$0.00

See Notes to Consolidated Financial Statements

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 and 2004

	2005	2004

Cash flows from operating activities:

Net cash provided by operating activities	(15,161)	31,810

Cash flows from investing activities:

Net cash provided by (used in)
investing activities	1,000	(1,000)

Cash flows from financing activities:

Net cash provided by (used in)
financing activities	94,879	(17,796)

Net increase in cash	79,276	13,014

Cash at beginning of period	4,363	2,796

Cash at end of period	$83,639	$15,810

See Notes to the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

Supplemental Cash Flows Disclosures

	2005	2004

Interest paid	$4,831	$3,480

Income taxes paid	$--	$--

Non-Cash Investing and Financing Activities

	2005	2004

Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$250,562	$--

Common stock issued for services	$33,400	$--

Preferred stock issued for patent rights	$50,218	$--

Common stock issued in repayment
of advances from stockholder	$129,424	$--

See notes to the Consolidated Financial Statements

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11,1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger)with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company).Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

The concept is inherent in nature, such as water vapor, clouds, and fog, which manifest due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

For financial reporting purposes the reverse merger with Edmonds 6 (see above)has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company .Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11,1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142,Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 5). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the six months ended June 30, 2005 amortization expense related to these patent rights totaled $492. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For the three and six months ended June 30, 2005 and 2004, basic income/loss per share amounts are based on 35,455,824, and 34,731,934, 34,000,000 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the three and six months ended June 30, 2005, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

2. CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 5). These shares are convertible into the Company's common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company's office and manufacturing facilities (Notes 1 and 5). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors. During July and August of 2005, the Company raised $271,500 by selling 1,392,300 shares of common stock.

Stock options, warrants and other rights

As of June 30, 2005, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

3.	RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 - 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks.

4.	BORROWINGS

The Company’s borrowings consist of a mortgage payable and interest bearing advances payable to a stockholder (Note 5).

The mortgage payable was assumed by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company's majority stockholder (Notes 1 and5). The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable.

The advances bear interest at 5.0%, are unsecured and provide for monthly principal and interest payments of $1,406 through March 2015. However, on May 30, 2005, the advances were repaid in full through the issuance 540,000 common shares.

Legal matters

The Company is subject to legal proceedings that arise in the ordinary course of business. There are currently no legal proceedings pending and management does not believe any will arise that will have a material adverse affect on the Company’s consolidated financial position, operating results or cash flows.

5.	RELATED PARTY TRANSACTIONS

Stockholders

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the three and six months ended June 30, 2005 additional advances of $4,647 were made and $36,000 of advances was repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the three and six months ended June 30, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares.

Universal Fog, Inc.

and Subsidiary

Consolidated Financial Statements

and

Report of Independent Registered Public Accounting Firm

For the Five Months Ended May 31, 2005

and the Years Ended December 31, 2004 and 2003

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM	F-10

CONSOLIDATED BALANCE SHEETS	F-11-F-12

CONSOLIDATED STATEMENTS OF OPERATIONS	F-13

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	F-14

CONSOLIDATED STATEMENTS OF CASH FLOWS	F-15-F-16

NOTES TO COSOLIDATED FINANCIAL STATEMENTS	F-17-F-25

Report of Independent Registered Public Accounting Firm

To the Stockholders

Universal Fog, Inc.

And Subsidiary

We have audited the accompanying consolidated balance sheets of Universal Fog, Inc. and subsidiary (the Company) as of May 31, 2005 and December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Universal Fog, Inc. and subsidiary as of May 31, 2005 and December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the above referenced periods, in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants

Dallas, Texas

July 19, 2005

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

MAY 31, 2005 AND

DECEMBER 31, 2004 AND 2003

Assets

	2005	2004	2003
Current assets:

Cash	$108,905	$4,363	$2,796
Accounts receivable, net of allowances
for doubtful accounts of $22,848, $22,848
and $0, respectively	79,544	68,013	36,446
Inventory	57,682	38,421	30,373
Employee advance	-	1,000	-

Total current assets	246,131	111,797	69,615

Property and equipment, net of accumulated
depreciation of $101,234, $94,342 and
$84,297, respectively	434,859	40,634	50,679

Patent rights, net of $246 of
accumulated amortization	49,972	-	-

	$730,962	$152,431	$120,294

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

MAY 31, 2005 AND

DECEMBER 31, 2004 AND 2003

Liabilities and Stockholders’ Equity (Deficit)

	2005	2004	2003

Current liabilities:

Accounts payable, trade	$71,364	$28,136	$83,984
Accrued expenses	16,479	2,691	2,155
Advances from stockholders	49,075	214,134	231,930
Note payable	147,570	-	-

Total current liabilities	284,488	244,961	318,069

Stockholders’ equity (deficit):

Convertible preferred stock, $.0001
par value, 10,000,000 shares
authorized, 4,000,000, 0 and 0
shares issued and outstanding	400	-	-
Common stock, $.0001 par value,
300,000,000 shares authorized,
37,280,000, 100,000 and 100,000
shares issued and outstanding,
respectively	3,728	1,000	1,000
Additional paid-in capital	645,476	-	-
Stock subscription receivable	(51,500)	-	-
Accumulated deficit	(151,630)	(93,530)	(198,775)

Total stockholders’ equity (deficit)	446,474	(92,530)	(197,775)

	$730,962	$152,431	$120,294

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

		2005	2004		2003

Sales, net of returns		$219,977	$564,970		$612,724

Cost of sales		71,733	133,472		245,664

Gross profit		148,244	431,498		367,060

Operating expenses:

Compensation expense		86,758	106,570		230,327
Advertising and marketing		2,247	5,337		9,915
General and administrative expense		112,508	207,390		178,061

Total operating expenses		201,513	319,297		418,303

Income (loss) from operations		(53,269)	112,201		(51,243)

Interest expense		4,831	6,956		7,463

Net income (loss) before income taxes		(58,100)	105,245		(58,706)

Provision for income taxes		-	-		-

Net income (loss)	$	(58,100)	$105,245	$	(58,706)

Net income (loss) per share:

Basic		$.00	$.00		$.00

Diluted		$.00	$.00		$.00

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE FIVE MONTHS ENDED MAY 31, 2005 AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	Preferred Stock		Common Stock		Add’l Paid	Stock		Accumulated
	Shares	Amount	Shares	Amount	In Capital		Subscribed		Deficit		Total

Balance December 31, 2002	-	$-	100,000	$1,000	$-		$-	$	(140,069)	$	(139,069)

Net loss	-	-	-	-	-		-		(58,706)		(58,706)

Balance December 31, 2003	-	-	100,000	1,000	-		-		(198,775)		(197,775)

Net income	-	-	-	-	-		-		105,245		105,245

Balance December 31, 2004	-	-	100,000	1,000	-		-		(93,530)		(92,530)

Contribution of property/equipment
net of related note payable,
as additional paid in capital	-	-	-	-	250,562		-		-		250,562

Common stock issued for services
and cancellation of original shares	-	-	(65,600)	(656)	34,056		-		-		33,400

Reverse merger with Edmonds 6, Inc.	-	-	34,365,600	3,096	(3,096)		-		-		-

Issuance of preferred stock
for patent rights	4,000,000	400	-	-	49,818		-		-		50,218

Issuance of common stock in
private placement for cash	-	-	340,000	34	84,966		-		-		85,000

Issuance of common stock for cash	-	-	2,000,000	200	99,800		(51,500)		-		48,500

Issuance of common stock in
repayment of advances from
stockholder	-	-	540,000	54	129,370		-		-		129,424

Net loss	-	-	-	-	-		-		(58,100)		(58,100)

Balance May 31, 2005	4,000,000	$400	37,280,000	$3,728	$645,476	$	(51,500)	$	(151,630)		$446,474

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

		2005	2004		2003

Cash flows from operating activities:

Net income (loss)	$	(58,100)	$105,245	$	(58,706)
Adjustments to reconcile net income (loss)
to cash provided by operating activities:
Depreciation and amortization		7,138	10,045		16,022
Common stock issued for services		33,400	-		-
Changes in operating assets and liabilities:
Accounts receivable, trade		(11,531)	(31,567)		43,025
Inventory		(19,261)	(8,048)		14,899
Accounts payable, trade		43,228	(55,848)		47,532
Accrued expenses		13,789	536		(4,476)

Net cash provided by operating activities		8,663	20,363		58,296

Cash flows from investing activities:

Purchase of equipment		-	-		(25,611)
Advances to employees		-	(1,000)		-
Repayment of employee advances		1,000	-		-

Net cash provided by (used in) investing activities		1,000	(1,000)		(25,611)

Cash flows from financing activities:

Proceeds from issuance of common stock		133,500	-		-
Repayment of note payable		(2,986)	-		-
Advances from stockholders		4,647	-		-
Repayment of stockholder advances		(40,282)	(17,796)		(25,381)

Net cash provided by (used in) financing activities		94,879	(17,796)		(25,381)

Net increase in cash		104,542	1,567		7,304

Cash at beginning of period		4,363	2,796		(4,508)

Cash at end of period		$108,905	$4,363		$2,796

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIVE MONTHS ENDED MAY 31, 2005

AND THE YEARS ENDED DECEMBER 31, 2004 AND 2003

Supplemental Cash Flows Disclosures

	2005	2004	2003

Interest paid	$4,831	$6,956	$7,463

Income taxes paid	$-	$-	$-

Non-Cash Investing and Financing Activities

	2005	2004	2003
Contribution of property and equipment,
net of related note payable, as
additional paid in capital	$250,562	$-	$-

Common stock issued for services	$33,400	$-	$-

Preferred stock issued for patent rights	$50,218	$-	$-

Common stock issued in repayment
of advances from stockholder	$129,424	$-	$-

The accompanying notes are an integral part of the consolidated financial statements.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and operations

Universal Fog, Inc. was incorporated in the state of Arizona on July 11, 1996 and was the successor of the business known as Arizona Mist, Inc. which began in 1989. On May 9, 2005, Universal Fog, Inc. entered into a Stock Purchase Agreement and Share Exchange (effecting a reverse merger) with Edmonds 6, Inc. (Edmonds 6) and its name was changed to Universal Fog, Inc. (hereinafter referred to as either UFI or the Company). Edmonds 6 was incorporated on August 19, 2004 under the laws of the State of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. Pursuant to this agreement, Universal Fog, Inc. (which has been in continuous operation since 1996) became a wholly owned subsidiary of Edmonds 6.

The Company began manufacturing systems for outdoor cooling in Arizona and quickly expanded to distribute throughout the United States. As the Company grew, so did the need for more efficient, more effective, and higher quality commercial grade products.

All Universal Fog, Inc. high pressure fog systems are custom designed and manufactured for each specific application. We incorporate three different types of tubing in our systems enabling us to comply with nearly any design requirement. Our low profile 3/8” flexible nylon tubing utilizes our patented SLIP-LOK brass fittings allowing extreme versatility and easy installation. The use of 3/8” high-pressure nitrogenized copper is aesthetically very pleasing and enables us to conceal our mist lines behind walls, such as stucco, and meet certain building code requirements. In addition, we also produce systems using 3/8” stainless steel tubing, though copper systems are recommended, providing one of the most extensive product selections in the industry.

The concept is inherent in nature, such as water vapor, clouds, and fog, which manifest due to the earth’s environment. Universal Fog, Inc. high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

Principles of consolidation and basis of presentation

The accompanying consolidated financial statements included the general accounts of the Company, a Delaware corporation formerly Edmonds 6, Inc. (see above), and its wholly owned Arizona subsidiary, also named Universal Fog, Inc. All material intercompany transactions, accounts and balances have been eliminated in the consolidation.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For financial reporting purposes the reverse merger with Edmonds 6 (see above) has been treated as a recapitalization of UFI with Edmonds 6 being the legal survivor and UFI being the accounting survivor and the operating entity. That is, the historical financial statements prior to May 9, 2005 are those of UFI and its operations, even though they are labeled as those of the Company. Retained earnings of UFI related to its operations, is carried forward after the recapitalization. Operations prior to the recapitalization are those of the accounting survivor, UFI and its predecessor operations, which began July 11, 1996. Earnings per share for the periods prior to the recapitalization are restated to reflect the equivalent number of shares outstanding for the entire period operations were conducted. Upon completion of the reverse merger, the financial statements become those of the operating company, with adjustments to reflect the changes in equity structure and receipt of the assets and liabilities of UFI.

Management estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash flows

The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and it believes it is not exposed to any significant credit risks affecting cash. None of the Company’s cash is restricted.

For purposes of the consolidated statements of cash flows, cash includes demand deposits, time deposits, short-term cash equivalent investments with maturities of less than three months and cash management money market funds available on a daily basis.

Revenue recognition

The Company extends unsecured credit to its customers from the retail and wholesale sale of its products. Revenue is recognized when products are shipped. All products are shipped F.O.B. the Company’s facilities. Typical credit policies may include a one-half of total cost deposit prior to shipping for domestic shipments and one hundred per cent payment prior to shipping for international shipments. Shipping and handling costs, which are separately billed to customers, are not material and are reflected in the accompanying consolidated financial statements along with revenues.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Accounts receivable and doubtful accounts

The Company’s accounts receivable are unsecured and generally represent sales on a net 30-day basis to customers located throughout the United States. With the exception for amounts reserved for doubtful collectibility, management believes it is not exposed to any significant credit risks affecting accounts receivable and that these accounts are fairly stated at estimated net realizable amounts. At May 31, 2005 and at December 31, 2004 and 2003, accounts receivable are reflected in the accompanying consolidated financial statements net of an allowance for doubtful accounts totaling $22,848, $22,848 and $0, respectively. The allowance represents management’s estimate of those receivables that might not be collectible based on the Company’s historical collection experience.

Inventory

Inventory consists primarily of raw materials used in the manufacture of misting products and finished goods held for resale. Inventory is stated at the lower of cost, determined using the first-in, first-out method, or net realizable value (market). At May 31, 2005, December 31, 2004 and 2003, inventories are comprised of the following components.

	2005	2004	2003

Raw materials	$23,072	$15,368	$12,149
Work in progress	17,304	11,536	10,112
Finished goods	17,306	11,517	8,112

	$57,682	$38,421	$30,373

Property and equipment

Property and equipment, including that contributed by the Company’s majority stockholder as additional capital (Notes 4 and 6), is stated at cost less accumulated depreciation. Depreciation of property and equipment is being provided by the straight-line method over estimated useful lives of three to forty years. During the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, depreciation expense totaled $6,892, $10,045 and $16,022, respectively. At May 31, 2005, December 31, 2004 and 2003, property and equipment was comprised of the following.

	2005	2004	2003

Land, building and improvements	$401,117	$-	$-
Machinery and equipment	65,440	65,440	65,440
Transportation equipment	32,091	32,091	32,091
Furniture and fixtures	37,445	37,445	37,445
	536,093	134,976	134,976
Less accumulated depreciation	(101,234)	(94,342)	(84,297)

	$434,859	$40,634	$50,679

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and intangible assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after June 15, 2001. Under the new standards, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests. Other intangible assets will continue to be amortized over their useful lives.

On May 9, 2005, the Company was assigned the rights to two patents developed by Mr. Bontems, the Company’s controlling stockholder, in exchange for the issuance of 4,000,000 convertible preferred stock shares (Notes 2 and 6). Because this transaction is one between entities under common control, the patent rights are carried on the Company’s general accounts at their historical cost to Mr. Bontems pursuant to SFAS No. 141 and Staff Accounting Bulletin No. 48.

The patents rights are being amortized using the straight-line method over their remaining estimated lives of approximately six and sixteen years. For the five months ended May 31, 2005 amortization expense related to these patent rights totaled $246. For each of the next five years, management estimates amortization of these patent rights to approximate $3,000.

Impairment or disposal of long lived assets

The Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long Lived Assets. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used, and long-lived assets and certain identifiable intangibles to be disposed of. The Company periodically evaluates, using independent appraisals and projected undiscounted cash flows, the carrying value of its long-lived assets and certain identifiable intangibles to be held and used whenever changes in events or circumstances indicate that the carrying amount of assets may not be recoverable. In addition, long-lived assets and identifiable intangibles to be disposed of are reported at the lower of carrying value or fair value less cost to sell. During the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, the Company identified no impairment of its intangibles and recognized no losses on other long-lived assets related to its misting operations.

Advertising costs

Advertising costs consist primarily of magazine advertising, sales catalogues and promotional brochures. Magazine advertising is charged to expense over the period the advertising takes place and other advertising costs are charged to expense over the periods expected to be benefited, which is generally not more than twelve months. For the five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, advertising expense totaled $3,491, $5,337 and $3,350, respectively. At May 31, 2005 and December 31, 2003 and 2004, there were no prepaid advertising costs.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income/loss per share

Basic income/loss per share amounts are computed by dividing the net income or loss by the weighted average number of common stock shares outstanding. Diluted income/loss per share amounts reflect the maximum dilution that would have resulted from the issuance of common stock through potentially dilutive securities. Other than the convertible preferred stock (Note 2), the Company does not have any convertible securities, outstanding options or warrants that could potentially dilute the earnings of its common stockholders. Diluted loss per share amounts are computed by dividing the net income/loss (the preferred shares do not contain dividend rights) by the weighted average number of common stock shares outstanding plus the assumed issuance of the convertible preferred stock. For five months ended May 31, 2005 and the years ended December 31, 2004 and 2003, basic income/loss per share amounts are based on 34,126,247, 34,000,000 and 34,000,000 weighted-average number of common stock shares outstanding, respectively. For the five months ended May 31, 2005, no effect has been given to the assumed conversion of the convertible preferred stock shares as the effect would be antidilutive.

Stock based incentive program

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is a revision of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees and amends SFAS No. 95, Statement of Cash Flows. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The Company does not believe that the adoption of this standard will have a material impact on its consolidated financial statements.

Fair value of financial instruments

In accordance with the reporting requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this Statement and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments. The estimated fair value of cash, accounts receivable and accounts payable approximate their carrying amounts due to the short maturity of these instruments. The estimated fair value of the mortgage payable and advances from stockholders also approximates their carrying values because their terms are comparable to similar lending arrangements in the marketplace. At May 31, 2005, the Company did not have any other financial instruments.

Recent Accounting Pronouncements

During the five months ended May 31, 2005 and the year ended December 31, 2004, there were several new accounting pronouncements issued by the Financial Accounting Standards Board (FSAB) the most recent of which was Statement on Financial Accounting Standards (SFAS) No. 154, Accounting Changes and Error Corrections. Each of these pronouncements, as applicable, has been or will be adopted by the Company. Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial position or operating results.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Comprehensive income

SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statements and (b) display the accumulated balance of other comprehensive income separately in the equity section of a balance sheet. The Company’s comprehensive income does not differ from its reported net income.

2.	CAPITAL STRUCTURE DISCLOSURES

The Company’s capital structure is complex and consists of a series of convertible preferred stock and a general class of common stock. The Company is authorized to issue 310,000,000 shares of stock with a par value per share of $.0001, 10,000,000 of which have been designated as preferred shares and 300,000,000 of which have been designated as common shares.

Convertible preferred stock

On May 9, 2005, the Company issued 4,000,000 preferred stock shares to its majority common stockholder in exchange for the assignment of two patent rights (Notes 1 and 6). These shares are convertible into the Company’s common stock at the option of the holder any time after one year from the date of issuance. Each share of convertible preferred stock is convertible into one share of common stock. In the event of liquidation, these shares also allow the holder to exchange the shares for the Company’s office and manufacturing facilities (Notes 1 and 6). In addition, the shares will survive and not be affected by any recapitalization, reorganization or reverse stock split.

Common stock

Each common stock share contains one voting right and contains the rights to dividends if and when declared by the Board of Directors.

Stock options, warrants and other rights

As of May 31, 2005, the Company had not adopted any employee stock option plans and no other stock options, warrants or other stock rights have been granted or issued.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.	RISKS AND UNCERTAINTIES

The Company operates in a highly specialized industry. The concept is inherent in nature, such as water vapor, clouds and fog, which occur due to the earth’s environment. Universal Fog, Inc.’s high pressure fog systems can create the same environment where and when you want it. Using normal tap water and pressurizing it to 800 PSI with our high-pressure pump modules, we force water through a series of patented brass and stainless steel nozzles creating a micro-fine mist or “fog”. With droplets ranging in size from 4 – 40 microns, the fog flash evaporates, removing unwanted heat in the process. Temperature drops up to 400 Fahrenheit are typical in situations where high heat and low humidity exist.

The concept of fog and its benefits have been in use for over 50 years. While most commonly known for cooling, fog can be used for a variety of applications.

These products are marketed outside the United States, which subjects the Company to foreign currency fluctuation risks.

4.	BORROWINGS

The Company’s borrowings consist of a mortgage payable and interest bearing advances payable to a stockholder (Note 6).

The mortgage payable was assumed by the Company on January 3, 2005 when the land, office and manufacturing facilities were contributed to the Company as additional paid in capital by the Company’s majority stockholder (Notes 1 and 6). The mortgage payable bears interest at 8.4%, contains no restrictions or debt covenants and provides for monthly principal and interest payments of $1,443 through May 30, 2006 at which time the remaining principal and all accrued interest shall be due and payable.

The advances bear interest at 5.0%, are unsecured and provide for monthly principal and interest payments of $1,406 through March 2015. However, on May 30, 2005, the advances were repaid in full through the issuance 540,000 common shares.

5.	COMMITMENTS AND CONTINGENCIES

Leases

At December 31, 2004, the Company was not obligated under any capital or operating lease agreements.

Legal matters

The Company is subject to legal proceedings that arise in the ordinary course of business. There are currently no legal proceedings pending and management does not believe any will arise that will have a material adverse affect on the Company’s consolidated financial position, operating results or cash flows.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	RELATED PARTY TRANSACTIONS

Stockholders

On January 3, 2005, the Company’s majority stockholder contributed as additional paid in capital the land, office and manufacturing facilities located at 1808 South First Avenue, Phoenix, Arizona to the Company. Because this transaction is one between entities under common control, these facilities were recorded into the Company’s books and records at the stockholder’s historical cost of $401,117. These facilities are security for a note payable (Note 4), which was also transferred to and assumed by the Company.

Additionally, the Company’s majority stockholder entered in to an agreement whereby he assigned certain patent rights to the Company in exchange for 4,000,000 shares of the Company’s convertible preferred stock (Note 2). These patent rights were also recorded at the stockholder’s historical cost of $50,218.

At January 1, 2003, the Company owed its majority stockholder $104,247 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 additional advances of $4,647 were made and $36,000 of advances were repaid. During each of the years ended December 31, 2004 and 2003, the Company repaid $7,875 and $15,944, respectively, of these advances. The advances are unsecured, non-interest bearing and due upon demand as funds are available.

Also, at January 1, 2003, the Company owed another stockholder $153,064 from advances, net of repayments, made in prior years. During the five months ended May 31, 2005 and each of the years ended December 31, 2004 and 2003, the Company repaid $4,282, $9,921 and $9,437, respectively, of these advances. The advances were unsecured and payable with interest at 5.0% in monthly payments of $1,406 through March 2015. On May 30, 2005, the outstanding advances totaling $129,424 were repaid through the issuance of 540,000 common stock shares.

7.	INCOME TAXES

The Company accounts for corporate income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In addition, future tax benefits, such as those from net operating loss carry forwards, are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

UNIVERSAL FOG, INC.

AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the Company’s merger with Edmonds 6, Inc. (Note 1), the Company was treated for federal and state income tax reporting purposes as an S corporation whereby its income/loss was taxed directly to its stockholder and corporate level income taxes were not paid. After May 9, 2005, the Company will no longer be treated as an S corporation and will be subject to federal and state income taxes. As of May 31, 2005, the Company has a net operating loss attributable to the period from May 9th through May 31st of approximately $15,000 available to offset future taxable income, which will expire in 2025.

A reconciliation of income tax expense at the statutory federal rate of 34% to income tax expense at the Company’s effective tax rate for the five months ended May 31, 2005 and for each of the years ended December 31, 2004 and 2003 is as follows.

		2005	2004		2003
Tax expense (benefits) computed
at statutory rate	$	(19,754)	$35,783	$	(19,960)
Surtax exemptions		2,940	-		-
State income taxes net of
federal benefit		(1,083)	-		-
Taxes attributable to earnings
as an S corporation		9,466	(35,783)		19,960
Increase in valuation allowance		8,431	-		-

		$-	$-		$-

The Company uses the accrual method of accounting for income tax reporting purposes. Significant components of the Company’s deferred tax assets (benefits) and liabilities are summarized below.

2005
Deferred tax assets:
Net operating loss carry forward	$3,405
Allowance for doubtful accounts	5,026
Less valuation allowance	(8,431)
-
Deferred tax liabilities:
Depreciation differences	-
Net deferred tax assets	$-

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers

The articles of incorporation generally limit the personal liability of directors for monetary damages for any act or omission in their capacities as directors to the fullest extent permitted by law. In addition, our bylaws provide that the Company shall indemnify and advance or reimburse reasonable expenses incurred by, directors, officers, employees, or agents of the Company, to the fullest extent that a Company may grant indemnification to a director under Delaware Corporate Law, and may indemnify such persons to such further extent as permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution

The following is an itemized statement of the estimated amounts of all expenses payable by the registrant in connection with the registration of the common stock offered hereby:

SEC filing fee	$718
Legal fees	$10,000
Accounting fees	$5,000
Miscellaneous	$5,000
Total	$20,718

ITEM 26. Recent Sales of Unregistered Securities

Between April 2005 and August 2005, the Company raised a total of $413,275 through the sale of 3,462,800 shares of the Company’s restricted common stock in a private placement. The shares issued in this private placement were issued under exemptions from registration under the Federal Securities Laws in accordance with Rule 506 of the Securities Act of 1933, as amended (the “Securities Act”). During the months of April 2005 and May 2005, the Company also issued 540,000 shares of the Company’s restricted common stock in exchange for the extinguishments of debt. Such shares were issued under exemption from registration in accordance with Section 4(2) of the Securities Act.

ITEM 27. Exhibits

Unless otherwise noted, all exhibits have been previously filed.

Exhibit No.	Description
2.1	Stock Purchase Agreement dated as of April 8, 2005 between Richard Neussler and Tom Bontems.
2.2	Stock Purchase Agreement and Share Exchange dated as of May 9, 2005 between the Company and Universal Fog Inc. and the shareholders of Universal Fog.
3.1	Certificate of Incorporation.

3.2	Bylaws.

5.1	Opinion of Vincent & Rees, LC regarding legality. (1)

23.1	Consent of Turner, Stone & Company, L.L.P. (1)

(1) filed herewith.

ITEM 28. Undertakings.

(a)	The undersigned registrant hereby undertakes that it will:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any additional or changed material information on the plan of distribution;
(2)

For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that it will:

(1)

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497 (h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to be signed on its behalf by the undersigned on October 4, 2005.

Universal Fog, Inc.

By:	/s/ Tom A. Bontems
Chief Executive Officer

Signature	Title	Date

/s/ Tom A. Bontems Tom A. Bontems	President, Chief Executive Officer and Chairman of the Board of Directors	October 4, 2005

/s/ Brian L. Hahn Brian L. Hahn	Chief Operating Officer and Director	October 4, 2005

/s/ Teri Foster Teri Foster	Director	October 4, 2005

/s/ Jack C. Robinson Jack C. Robinson	Director	October 4, 2005

/s/ Hall E. Ewing Hall E Ewing	Director and Secretary	October 4, 2005